Exhibit 3

Notification of dividend / distribution

Notification of dividend / distribution

Announcement Summary

Entity name
WESTPAC BANKING CORPORATION

Security on which the Distribution will be paid
WBC - ORDINARY FULLY PAID

Announcement Type
New announcement

Date of this announcement
Monday May 2, 2016

Distribution Amount
AUD 0.94000000

Ex Date
Thursday May 12, 2016

Record Date
Friday May 13, 2016

Payment Date
Monday July 4, 2016

DRP election date
Monday May 16, 2016 17:00:00

Refer to below for full details of the announcement

Announcement Details

Part 1 - Entity and announcement details

1.1 Name of +Entity
WESTPAC BANKING CORPORATION

Registration Number
1.2 Registered Number Type

ABN	33007457141

1.3 ASX issuer code
WBC

1.4 The announcement is
New announcement

1.5 Date of this announcement
Monday May 2, 2016

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1.6 ASX +Security Code
WBC

ASX +Security Description
ORDINARY FULLY PAID

Part 2A - All dividends/distributions basic details

2A.1 Type of dividend/distribution
Ordinary

2A.2 The Dividend/distribution:
relates to a period of six months

2A.3 The dividend/distribution relates to the financial reporting or payment period ending ended/ending (date)
Thursday March 31, 2016

2A.4 +Record Date
Friday May 13, 2016

2A.5 Ex Date
Thursday May 12, 2016

2A.6 Payment Date
Monday July 4, 2016

2A.7 Are any of the below approvals required for the dividend/distribution before business day 0 of the timetable?
• Security holder approval
• Court approval
• Lodgement of court order with +ASIC
• ACCC approval
• FIRB approval
• Another approval/condition external to the entity required before business day 0 of the timetable for the dividend/distribution.

No

2A.8 Currency in which the dividend/distribution is made (“primary currency”)
AUD - Australian Dollar

2A.9 Total dividend/distribution payment amount per +security (in primary currency) for all dividends/distributions notified in this form
AUD 0.94000000

2A.10 Does the entity have arrangements relating to the currency in which the dividend/distribution is paid to securityholders that it wishes to disclose to the market?
Yes

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2A.11 Does the entity have a securities plan for dividends/distributions on this +security?
We have a Dividend/Distribution Reinvestment Plan (DRP)

2A.11a If the +entity has a DRP, is the DRP applicable to this dividend/distribution?	2A.11a(i) DRP Status in respect of this dividend/distribution
Yes	Full DRP

2A.12 Does the +entity have tax component information apart from franking?
Yes

Part 2B - Currency Information

2B.1 Does the entity default to payment in certain currencies dependent upon certain attributes such as the banking instruction or registered address of the +securityholder? (For example NZD to residents of New Zealand and/or USD to residents of the U.S.A.).

Yes

2B.2 Please provide a description of your currency arrangements

Details of dividend payment options for Westpac Ordinary Fully Paid Shares are available in Westpac's Investor Centre at http://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-payment/.

2B.2a Other currency/currencies in which the dividend/distribution will be paid:

GBP - Pound Sterling	GBP
NZD - New Zealand Dollar	NZD

2B.2b Please provide the exchange rates used for non-primary currency payments

Not known at date of this announcement.

2B.2c If payment currency equivalent and exchange rates not known, date for information to be released Monday July 4, 2016	Estimated or Actual? Actual

2B.3 Can the securityholder choose to receive a currency different to the currency they would receive under the default arrangements?
No

Part 3A - Ordinary dividend/distribution

3A.1 Is the ordinary dividend/distribution estimated at this time?	3A.1a Ordinary dividend/distribution estimated amount per +security
No	AUD

3A.1b Ordinary Dividend/distribution amount per security
AUD 0.94000000

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3A.2 Is the ordinary dividend/distribution franked?	3A.2a Is the ordinary dividend/distribution fully franked?
Yes	Yes

3A.3 Percentage of ordinary dividend/distribution that is franked	3A.3a Applicable corporate tax rate for franking credit (%)
100.0000%	30.0000%

3A.4 Ordinary dividend/distribution franked amount per +security	3A.5 Percentage amount of dividend which is unfranked
AUD 0.94000000	0.0000%

3A.6 Ordinary dividend/distribution unfranked amount per +security excluding conduit foreign income amount
AUD 0.00000000

3A.7 Ordinary dividend/distribution conduit foreign income amount per security
AUD 0.00000000

Part 3E - Other - distribution components / tax

3E.1 Please indicate where and when information about tax components can be obtained (you may enter a url).

A New Zealand imputation credit of NZD 0.07 per Westpac Ordinary Fully Paid Share will attach to the dividend. Further details are available in Westpac’s investor centre at www.westpac.com.au/investorcentre .

Part 4A - +Dividend reinvestment plan (DRP)

4A.1 What is the default option if +security holders do not indicate whether they want to participate in the DRP?
Do not participate in DRP (i.e. cash payment)

4A.2 Last date and time for lodgement of election notices to share registry under DRP	4A.3 DRP discount rate 0.0000%
Monday May 16, 2016 17:00:00

4A.4 Period of calculation of reinvestment price

Start Date	End Date
Wednesday May 18, 2016	Tuesday May 31, 2016

4A.5 DRP price calculation methodology

The average of the daily volume weighted average market price per Westpac Ordinary Fully Paid Share sold on the ASX and Chi-X during the 10 trading days commencing May 18, 2016, with no discount.

4A.6 DRP Price (including any discount):	4A.7 DRP +securities +issue date
AUD	Monday July 4, 2016

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4A.8 Will DRP +securities be a new issue?	4A.8a Do DRP +securities rank pari passu from +issue date?
Yes	Yes

4A.9 Is there a minimum dollar amount or number of +securities required for DRP participation?
No

4A.10 Is there a maximum dollar amount or number of +securities required for DRP participation?
No

4A.11 Are there any other conditions applying to DRP participation?
Yes

4A.11a Conditions for DRP participation

Participation in the DRP is restricted to shareholders who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand.

4A.12 Link to a copy of the DRP plan rules
http://www.westpac.com.au/about-westpac/investor-centre/shareholder-information/dividend-reinvestment-plan/

4A.13 Further information about the DRP

http://www.westpac.com.au/about-westpac/investor-centre/

Part 5 - Further information

5.1 Please provide any further information applicable to this dividend/distribution

5.2 Additional information for inclusion in the Announcement Summary

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